MUELLER WATER PRODUCTS REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2026 RESULTS; INTRODUCES FISCAL 2027 GUIDANCE

Achieved Net Sales of $376.5 million in Quarter, $1.5 billion in Fiscal Year
Earned Net Income per Diluted Share of $0.33 in Quarter, $1.41 in Fiscal Year
Reported Adjusted Net Income per Diluted Share of $0.38 in Quarter, $1.57 in Fiscal Year
Generated Adjusted EBITDA of $95.5 million in Quarter, $372.2 million in Fiscal Year
Announced Agreement to Transition Metering Business to ZENNER USA

ATLANTA, November 4, 2026 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, announced financial results for its fourth quarter and fiscal year ended September 30, 2026.
In the fourth quarter of 2026, the Company:
•Achieved net sales of $376.5 million, a 1.1% decrease as compared with $380.8 million in the prior year quarter
•Reported operating income of $73.1 million as compared with $69.6 million in the prior year quarter, and increased adjusted operating income 4.7% to $82.6 million as compared with $78.9 million in the prior year quarter
•Reported operating margin of 19.4% as compared with 18.3% in the prior year quarter, and increased adjusted operating margin to 21.9% as compared with 20.7% in the prior year quarter
•Generated net income of $52.3 million as compared with $52.6 million in the prior year quarter, with net income margin of 13.9% as compared with 13.8% in the prior year quarter, and reported adjusted net income of $59.2 million as compared with $59.7 million in the prior year quarter
•Reported net income per diluted share of $0.33 as compared with $0.33 in the prior year quarter, and generated adjusted net income per diluted share of $0.38 as compared with $0.38 in the prior year quarter
•Increased adjusted EBITDA 4.0% to $95.5 million as compared with $91.8 million in the prior year quarter, and expanded adjusted EBITDA margin to 25.4% as compared with 24.1% in the prior year quarter
In the 2026 fiscal year, the Company:
•Increased net sales 3.2% to $1,475.0 million as compared with $1,429.7 million in the prior year
•Reported operating income of $290.8 million as compared with $260.6 million in the prior year, and increased adjusted operating income 15.5% to $322.3 million as compared with $279.1 million in the prior year

•Reported operating margin of 19.7% as compared with 18.2% in the prior year, and increased adjusted operating margin to 21.9% as compared with 19.5% in the prior year
•Generated net income of $221.9 million as compared with $191.7 million in the prior year, with net income margin of 15.0% as compared with 13.4% in the prior year, and increased adjusted net income 19.7% to $246.2 million as compared with $205.6 million in the prior year
•Reported net income per diluted share of $1.41 as compared with $1.22 in the prior year, and increased adjusted net income per diluted share 19.8% to $1.57 as compared with $1.31 in the prior year
•Increased adjusted EBITDA 14.1% to $372.2 million as compared with $326.2 million in the prior year, and expanded adjusted EBITDA margin to 25.2% as compared with 22.8% in the prior year
•Increased net cash provided by operating activities $43.6 million, or 19.9%, to $262.9 million as compared with $219.3 million in the prior year
•Increased free cash flow $35.3 million, or 20.5%, to $207.3 million as compared with $172.0 million in the prior year
•Returned $74.3 million to shareholders through dividends and common stock repurchases
“We delivered record profitability to close fiscal 2026 with our fourth quarter adjusted EBITDA increasing 4.0% year-over-year and adjusted EBITDA margin expanding to 25.4%. These results capped another record year for the Company, as we expanded adjusted EBITDA margin by 240 basis points this year and 940 basis points over three years, achieved record net sales with 3.2% year-over-year growth, despite slower new residential construction activity, increased adjusted earnings per share by approximately 20% and generated more than $200 million in free cash flow. That combination of sales growth, stronger profitability and outstanding cash generation underscores the quality of our execution, the stability of our business and the dedication of our employees,” said Paul McAndrew, President and Chief Executive Officer of Mueller Water Products.
“What stands out the most to me is how our teams delivered these results while continuing to improve the way we work. Across Mueller, employees stayed close to our customers, managed through changing demands in uncertain times and continued to make and capitalize on important investments in our foundries and manufacturing network. We are building a more streamlined and accountable organization through portfolio optimization, and the Mueller Operating System, which is giving our people a common framework to solve problems, share best practices and raise performance.”
“Our priorities for fiscal year 2027 are straightforward. We will protect the strength of our core business, improve returns from our operations and invest where we see the best opportunities to create value. Municipal repair and replacement demand remains resilient, and our balance sheet provides capacity to invest as we pursue strategies to drive above-market sales growth and continue margin expansion. While we remain mindful of market uncertainty, we enter the year with a clear agenda and confidence in our ability to deliver another step forward in margin performance,” Mr. McAndrew concluded.
Consolidated Results

Net sales for the 2026 fourth quarter decreased $4.3 million, or 1.1%, to $376.5 million as compared with $380.8 million in the prior year quarter, primarily due to lower volumes, partially offset by higher pricing across most product lines.
Gross profit for the fourth quarter decreased $0.7 million, or 0.5%, to $139.3 million as compared with $140.0 million in the prior year quarter. Gross margin increased 20 basis points to 37.0% as compared with 36.8% in the prior year quarter, primarily due to higher pricing and manufacturing performance, partially offset by inflationary pressures, lower volumes, product mix and tariffs, and $0.6 million of Decatur legacy brass foundry closure costs.
Selling, general and administrative expenses for the fourth quarter decreased $9.4 million, or 14.1%, to $57.3 million as compared with $66.7 million in the prior year quarter, primarily due to lower incentive-based compensation, favorable personnel-related costs and reduced foreign currency headwinds, partially offset by inflationary pressures.
Operating income for the fourth quarter increased $3.5 million, or 5.0%, to $73.1 million as compared with $69.6 million in the prior year quarter. This increase was primarily driven by higher pricing, lower SG&A expenses and manufacturing performance, partially offset by strategic reorganization and other charges, inflationary pressures, lower volumes, product mix and tariffs. Operating margin increased to 19.4% as compared with 18.3% in the prior year quarter.
During the quarter, the Company incurred $8.9 million of strategic reorganization and other charges, primarily related to the closure of our legacy brass foundry in Decatur, Illinois, and severance. Strategic reorganization and other charges and the Decatur legacy brass foundry closure costs in gross profit have been excluded from adjusted results.
Adjusted operating income for the quarter increased $3.7 million, or 4.7%, to $82.6 million as compared with $78.9 million in the prior year quarter. Adjusted operating margin improved to 21.9% as compared with 20.7% in the prior year quarter.
Net income decreased $0.3 million, or 0.6%, to $52.3 million as compared with $52.6 million in the prior year quarter. Net income margin improved to 13.9% as compared with 13.8% in the prior year quarter. Adjusted net income decreased $0.5 million, or 0.8%, to $59.2 million as compared with $59.7 million in the prior year quarter.
Adjusted EBITDA of $95.5 million increased $3.7 million, or 4.0%, as compared with $91.8 million in the prior year quarter, and adjusted EBITDA margin improved to 25.4% as compared with 24.1% in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2026 fourth quarter decreased $6.6 million, or 3.0%, to $210.9 million as compared with $217.5 million in the prior year quarter, primarily due to lower volumes, partially offset by higher pricing across most product lines.
Operating income was $58.8 million and adjusted operating income was $59.4 million for the quarter. Adjusted operating income increased $4.3 million, or 7.8%, compared with the prior year quarter. Benefits from manufacturing performance, higher pricing and lower SG&A expenses more than offset lower volumes, product mix, inflationary pressures and tariffs. Operating margin was 27.9% and adjusted operating margin was 28.2% as compared with 25.3% for both operating and adjusted operating margins in the prior year quarter.

Adjusted EBITDA of $67.1 million increased $4.4 million, or 7.0%, as compared with $62.7 million in the prior year quarter. Adjusted EBITDA margin improved to 31.8% as compared with 28.8% in the prior year quarter.
Water Management Solutions
Net sales for the 2026 fourth quarter increased $2.3 million, or 1.4%, to $165.6 million, as compared with $163.3 million in the prior year quarter, primarily due to higher pricing across most product lines, partially offset by lower volumes.
Operating income was $35.6 million and adjusted operating income was $36.0 million for the quarter. Adjusted operating income decreased $3.8 million, or 9.5%, compared with the prior year quarter. Lower volumes, tariffs and inflationary pressures were partially offset by benefits from higher pricing and lower SG&A expenses, including reduced foreign currency headwinds. Operating margin and adjusted operating margin were 21.5% and 21.7%, respectively, as compared with the prior year quarter operating margin of 20.9% and adjusted operating margin of 24.4%.
Adjusted EBITDA of $41.2 million decreased $3.8 million, or 8.4%, as compared with $45.0 million in the prior year quarter. Adjusted EBITDA margin decreased to 24.9% as compared with 27.6% in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2026 fourth quarter and fiscal year decreased to $0.5 million and $3.8 million, respectively, as compared with $1.0 million and $6.6 million in the prior year periods, respectively, primarily as a result of higher interest income.
Income Taxes
For the 2026 fourth quarter, income tax expense was $20.3 million, or 28.0% of income before tax, as compared with $16.1 million in the prior year quarter, or 23.4% of income before tax. For the fiscal year, income tax expense was $65.0 million, or 22.7% of income before tax, as compared with $62.5 million in the prior year, or 24.6% of income before tax. The lower effective tax rate for the fiscal year compared with the prior year was primarily due to a one-time tax benefit resulting from the recognition of a loss on a foreign subsidiary investment.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the 2026 fiscal year increased $43.6 million, or 19.9%, to $262.9 million, as compared with $219.3 million in the prior year. The increase was primarily driven by higher net income and lower cash taxes compared with the prior year, partially offset by changes in working capital.
During the fiscal year, the Company invested $55.6 million in capital expenditures as compared with $47.3 million in the prior year, primarily driven by investments in our iron foundries.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the fiscal year increased $35.3 million, or 20.5%, to $207.3 million, as compared with $172.0 million in the prior year, due to the increase in net cash provided by operating activities partially offset by higher capital expenditures.
As of September 30, 2026, Mueller Water Products had $453.8 million of total debt outstanding and $566.0 million of cash and cash equivalents. We did not have any borrowings under our ABL Agreement at the end of the year, nor did we borrow any amounts under our ABL during the year.

There are no maturities on the Company’s debt financings until June 2029, and our 4.0% Senior Notes have no financial maintenance covenants. At the end of the quarter, the Company had $730.7 million of total liquidity, including $164.7 million in availability under the ABL.
Return of Capital to Shareholders
On October 22, 2026, the Company announced that its Board of Directors approved a $300.0 million increase to the Company’s common stock repurchase authorization, bringing the total authorization to $334.5 million. Repurchases may be made from time to time through open market purchases, privately negotiated transactions or other means in accordance with applicable securities laws. The timing and amount of any repurchases will depend on market conditions and other factors, and the program may be suspended or discontinued at any time.
The Board also declared a quarterly dividend of $0.08 per share, a 14.3% increase compared with the prior quarterly dividend of $0.07 per share. The dividend is payable on November 19, 2026, to stockholders of record at the close of business on November 9, 2026.
During fiscal 2026, the Company returned $74.3 million to shareholders, including $43.8 million in dividends and $30.5 million in common stock repurchases.
Portfolio Optimization to Transition Metering Business
In a separate press release issued today, Mueller Water Products announced that it has entered into an agreement to transition its metering business, which operates via its Mueller Systems subsidiary, to ZENNER USA, part of the Minol-ZENNER Group, a leading global manufacturer and distributor of water meters, heat and cooling energy meters, gas meters, submetering and digital solutions for remote reading. The Company’s press release can be found on the Company’s investor relations website at www.muellerwaterproducts.com.
Fiscal 2027 Outlook
The Company is introducing fiscal 2027 consolidated net sales guidance of $1,440 million to $1,470 million. This guidance excludes all metering-related financial results. In fiscal 2026, the metering-related net sales were approximately $40 million. The Company anticipates its fiscal 2027 adjusted EBITDA to be between $378 million and $388 million. At the midpoint of the guidance range, the Company expects to achieve an adjusted EBITDA margin of 26.3% for the year, reflecting a 110 basis point year-over-year improvement. The Company anticipates the second half of fiscal 2027 adjusted EBITDA margin will be higher than the first half, driven primarily by the seasonality of net sales, benefits from portfolio optimization and operational improvements. The Company expects free cash flow as a percentage of adjusted net income to be more than 80% in fiscal 2027.
The Company’s expectations for certain additional financial metrics for fiscal 2027 are as follows:
•Total SG&A expenses between $228 million and $233 million
•Net interest expense between $3 million and $5 million
•Effective income tax rate between 24% and 26%
•Depreciation and amortization between $48 million and $52 million
•Capital expenditures between $60 million and $70 million

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place on Thursday, November 5, 2026, at 11:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-819-5743. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The Company regularly evaluates its portfolio of businesses and product lines as part of its strategic planning process and may incur costs associated with portfolio optimization initiatives, including, but not limited to, transaction-related expenses, restructuring costs, and other costs related to acquisitions, divestitures, or other strategic actions.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, long-term strategies, and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance, including driving increased margins, operational and commercial initiatives, capital allocation, growth strategy plans, and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions, and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, changing regulatory, trade and tariff conditions, including the impact of the Section 232 tariffs on the products produced by our Krausz business; logistical challenges and supply chain disruptions, geopolitical conditions, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments, plant closures, and reorganization and related strategic realignment or portfolio optimization activities, including the execution of transitioning the metering business to Zenner USA; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce, and labor markets; an inability to protect the Company’s information systems against service interruption; risks resulting from possible future cybersecurity incidents; misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A. of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the United States Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30,	September 30,
	2026	2025
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$566.0	$431.5
Receivables, net of allowance for credit losses of $1.7 million and $3.6 million	189.7	211.9
Inventories, net	385.8	328.7
Other current assets	51.4	56.8
Total current assets	1,192.9	1,028.9
Property, plant and equipment, net	357.2	335.7
Intangible assets, net	299.7	307.3
Goodwill, net	92.1	89.2
Other noncurrent assets	83.2	77.8
Total assets	$2,025.1	$1,838.9

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.8	$1.2
Accounts payable	149.1	134.4
Other current liabilities	117.0	154.7
Total current liabilities	267.9	290.3
Long-term debt	452.0	450.4
Deferred income taxes	87.6	51.0
Other noncurrent liabilities	65.5	65.5
Total liabilities	873.0	857.2

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized;	—	—
none outstanding at September 30, 2026, and September 30, 2025
Common stock: par value $0.01 per share; 600,000,000 shares authorized;	1.6	1.6
155,500,988 and 156,331,004 shares outstanding at September 30, 2026, and September 30, 2025, respectively
Additional paid-in capital	1,096.5	1,158.9
Retained earnings (accumulated deficit)	47.7	(174.2)
Accumulated other comprehensive income (loss)	6.3	(4.6)
Total stockholders’ equity	1,152.1	981.7
Total liabilities and stockholders’ equity	$2,025.1	$1,838.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Year ended
	September 30,		September 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)
Net sales	$376.5	$380.8	$1,475.0	$1,429.7
Cost of sales (1)	237.2	240.8	915.6	913.0
Gross profit	139.3	140.0	559.4	516.7
Operating expenses:
Selling, general and administrative	57.3	66.7	240.8	247.3
Strategic reorganization and other charges (2)	8.9	3.7	27.8	8.8
Total operating expenses	66.2	70.4	268.6	256.1
Operating income	73.1	69.6	290.8	260.6
Pension (benefit) expense other than service	—	(0.1)	0.1	(0.2)
Interest expense, net	0.5	1.0	3.8	6.6
Income before income taxes	72.6	68.7	286.9	254.2
Income tax expense	20.3	16.1	65.0	62.5
Net income	$52.3	$52.6	$221.9	$191.7

Net income per basic share	$0.34	$0.34	$1.42	$1.23
Net income per diluted share	$0.33	$0.33	$1.41	$1.22

Weighted average shares outstanding:
Basic	156.0	156.3	156.3	156.4
Diluted	157.0	157.4	157.3	157.5

Dividends declared per share	$0.070	$0.067	$0.280	$0.268

(1) For the year ended September 30, 2026, the Company recorded charges of $3.1 million in connection with portfolio optimization costs in the Water Management Solutions segment. Portfolio optimization costs primarily relate to certain transaction-related expenses, restructuring costs, and other costs related to acquisitions, divestitures, or other strategic actions. For the year ended September 30, 2025, the Company recorded charges of $5.6 million in connection with warranty obligations in the Water Management Solutions segment. Additionally, cost of sales included $0.6 million and $4.1 million for the year ended September 30, 2026 and 2025, respectively, of Decatur legacy brass foundry closure costs, including inventory and other asset restructuring write-downs.

(2) For the year ended September 30, 2026, strategic reorganization and other charges primarily relate to expenses associated with certain transaction-related expenses, severance, the Company's leadership transition, non-cash asset impairment expenses, and the closure of its legacy brass foundry in Decatur, Illinois. For the year ended September 30, 2025, strategic reorganization and other charges primarily relate to expenses associated with the Company's leadership transition, certain transaction-related expenses, severance, and non-cash asset impairment.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year ended
	September 30,
	2026	2025
	(in millions)
Operating activities:
Net income	$221.9	$191.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43.0	39.7
Amortization	7.0	7.2
Non-cash asset impairment	4.0	1.0
Gain on sale of assets	(0.4)	(0.2)
Stock-based compensation	13.7	10.7
Pension cost	0.7	0.5
Deferred income taxes	33.5	(7.0)
Inventory reserves provision	1.7	2.0
Other, net	1.3	0.9
Changes in assets and liabilities:
Receivables, net	22.0	(2.4)
Inventories	(58.1)	(27.3)
Other assets	5.8	(20.0)
Accounts payable	5.1	17.5
Other current liabilities	(37.9)	4.2
Other noncurrent liabilities	(0.4)	0.8
Net cash provided by operating activities	262.9	219.3
Investing activities:
Capital expenditures	(55.6)	(47.3)
Proceeds from sales of assets	1.2	0.2
Net cash used in investing activities	(54.4)	(47.1)
Financing activities:
Dividends paid	(43.8)	(41.9)
Stock repurchased under buyback program	(30.5)	(15.0)
Employee taxes related to stock-based compensation	(4.0)	(4.8)
Common stock issued	2.2	4.7
Payments for finance lease obligations	(1.5)	(1.3)
Net cash used in financing activities	(77.6)	(58.3)
Effect of currency exchange rate changes on cash	3.6	7.7
Net change in cash and cash equivalents	134.5	121.6
Cash and cash equivalents at beginning of year	431.5	309.9
Cash and cash equivalents at end of year	$566.0	$431.5

	Year ended
	September 30,
	2026	2025
	(in millions)
Supplemental cash flow information:
Cash paid for interest, net	$3.4	$5.5
Cash paid for income taxes, net	$48.7	$69.1

Non-cash investing and financing activities:
Property, plant and equipment accrued and unpaid	$17.9	$8.8
Property, plant and equipment acquired through finance leases	$3.0	$2.8

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2026
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$210.9	$165.6	$—	$376.5

Gross profit (1)	$82.1	$57.2	$—	$139.3
Selling, general and administrative expenses	23.3	21.2	12.8	57.3
Strategic reorganization and other charges (2)	—	0.4	8.5	8.9
Operating income (loss)	$58.8	$35.6	$(21.3)	$73.1

Operating margin	27.9%	21.5%		19.4%

Capital expenditures	$7.8	$4.2	$—	$12.0

Net income				$52.3
Net income margin				13.9%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$52.3
Strategic reorganization and other charges (2)				8.9
Decatur legacy brass foundry closure costs				0.6
Income tax expense of adjusting items (3)				(2.6)
Adjusted net income				$59.2

Weighted average diluted shares outstanding				157.0

Net income per diluted share				$0.33
Strategic reorganization and other charges per diluted share (2)				0.06
Decatur legacy brass foundry closure costs per diluted share				0.00
Income tax expense of adjusting items per diluted share (3)				(0.01)
Adjusted net income per diluted share				$0.38

Net income				$52.3
Income tax expense (4)				20.3
Interest expense, net (4)				0.5
Operating income (loss)	$58.8	$35.6	$(21.3)	73.1
Strategic reorganization and other charges (2)	—	0.4	8.5	8.9
Decatur legacy brass foundry closure costs	0.6	—	—	0.6
Adjusted operating income (loss)	59.4	36.0	(12.8)	82.6
Depreciation and amortization	7.7	5.2	—	12.9
Adjusted EBITDA	$67.1	$41.2	$(12.8)	$95.5

Adjusted operating margin	28.2%	21.7%		21.9%
Adjusted EBITDA margin	31.8%	24.9%		25.4%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$108.7
Less capital expenditures				12.0
Free cash flow				$96.7

(1) Gross profit includes $0.6 million in closure costs for our legacy brass foundry in Decatur, Illinois.
(2) Strategic reorganization and other charges primarily relate to the closure of our legacy brass foundry in Decatur, Illinois, and severance.
(3) The income tax expense of adjusting items reflects an effective tax rate of 22.7%, and may be subject to rounding.
(4) The Company does not allocate interest or income taxes to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$217.5	$163.3	$—	$380.8

Gross profit (1)	$80.4	$59.6	$—	$140.0
Selling, general and administrative expenses	25.3	25.4	16.0	66.7
Strategic reorganization and other charges (2)	—	0.1	3.6	3.7
Operating income (loss)	$55.1	$34.1	$(19.6)	$69.6

Operating margin	25.3%	20.9%		18.3%

Capital expenditures	$8.3	$6.2	$—	$14.5

Net income				$52.6
Net income margin				13.8%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$52.6
Warranty charge (1)				5.6
Strategic reorganization and other charges (2)				3.7
Income tax expense of adjusting items (3)				(2.2)
Adjusted net income				$59.7

Weighted average diluted shares outstanding				157.4

Net income per diluted share				$0.33
Warranty charge per diluted share				0.04
Strategic reorganization and other charges per diluted share				0.02
Income tax expense of adjusting items per diluted share				(0.01)
Adjusted net income per diluted share				$0.38

Net income				$52.6
Income tax expense (4)				16.1
Interest expense, net (4)				1.0
Pension benefit other than service (4)				(0.1)
Operating income (loss)	$55.1	$34.1	$(19.6)	69.6
Warranty charge (1)	—	5.6	—	5.6
Strategic reorganization and other charges (2)	—	0.1	3.6	3.7
Adjusted operating income (loss)	55.1	39.8	(16.0)	78.9
Pension benefit other than service (4)	—	—	0.1	0.1
Depreciation and amortization	7.6	5.2	—	12.8
Adjusted EBITDA	$62.7	$45.0	$(15.9)	$91.8

Adjusted operating margin	25.3%	24.4%		20.7%
Adjusted EBITDA margin	28.8%	27.6%		24.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$83.5
Less capital expenditures				14.5
Free cash flow				$69.0

(1) Gross profit includes a charge of $5.6 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges primarily relate to certain transaction-related expenses, severance, and expenses associated with our leadership transition.
(3) The income tax expense of adjusting items reflects an effective tax rate of 23.4%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension benefit other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2026
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$817.5	$657.5	$—	$1,475.0

Gross profit (1)	$329.5	$229.9	$—	$559.4
Selling, general and administrative expenses	90.1	91.4	59.3	240.8
Strategic reorganization and other charges (2)	—	7.2	20.6	27.8
Operating income (loss)	$239.4	$131.3	$(79.9)	$290.8

Operating margin	29.3%	20.0%		19.7%

Capital expenditures	$26.1	$29.5	$—	$55.6

Net income				$221.9
Net income margin				15.0%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$221.9
Strategic reorganization and other charges (2)				27.8
Decatur legacy brass foundry closure costs				0.6
Portfolio optimization costs (5)				3.1
Income tax expense of adjusting items (3)				(7.2)
Adjusted net income				$246.2

Weighted average diluted shares outstanding				157.3

Net income per diluted share				$1.41
Strategic reorganization and other charges per diluted share (2)				0.18
Decatur legacy brass foundry closure costs per diluted share				0.00
Portfolio optimization costs per diluted share (5)				0.02
Income tax expense of adjusting items per diluted share (3)				(0.04)
Adjusted net income per diluted share				$1.57

Net income				$221.9
Income tax expense (4)				65.0
Interest expense, net (4)				3.8
Pension expense other than service (4)				0.1
Operating income (loss)	$239.4	$131.3	$(79.9)	290.8
Strategic reorganization and other charges (2)	—	7.2	20.6	27.8
Portfolio optimization costs (5)	—	3.1	—	3.1
Decatur legacy brass foundry closure costs	0.6	—	—	0.6
Adjusted operating income (loss)	240.0	141.6	(59.3)	322.3
Pension expense other than service (4)	—	—	(0.1)	(0.1)
Depreciation and amortization	29.5	20.4	0.1	50.0
Adjusted EBITDA	$269.5	$162.0	$(59.3)	$372.2

Adjusted operating margin	29.4%	21.5%		21.9%
Adjusted EBITDA margin	33.0%	24.6%		25.2%

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$262.9
Less capital expenditures	55.6
Free cash flow	$207.3

(1) Gross profit includes $3.1 million of portfolio optimization costs in the Water Management Solutions segment, which primarily relate to certain transaction-related expenses and $0.6 million in closure costs for our legacy brass foundry in Decatur, Illinois, in the Water Flow Solutions segment.

(2) Strategic reorganization and other charges primarily relate to expenses associated with certain transaction-related expenses, severance, our leadership transition, non-cash asset impairment expenses and the closure of our legacy brass foundry in Decatur, Illinois.

(3) The income tax expense of adjusting items reflects an effective tax rate of 22.7%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension benefit other than service to its segments.
(5) Portfolio optimization costs are primarily associated with certain transaction-related expenses.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$824.9	$604.8	$—	$1,429.7

Gross profit (1)	$296.3	$220.4	$—	$516.7
Selling, general and administrative expenses	90.3	96.9	60.1	247.3
Strategic reorganization and other charges (2)	1.0	0.7	7.1	8.8
Operating income (loss)	$205.0	$122.8	$(67.2)	$260.6

Operating margin	24.9%	20.3%		18.2%

Capital expenditures	$24.1	$23.2	$—	$47.3

Net income				$191.7
Net income margin				13.4%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$191.7
Warranty charge (1)				5.6
Strategic reorganization and other charges (2)				8.8
Inventory and other asset restructuring write-down				4.1
Income tax expense of adjusting items (3)				(4.6)
Adjusted net income				$205.6

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$1.22
Warranty charge per diluted share (1)				0.04
Strategic reorganization and other charges per diluted share (2)				0.06
Inventory and other asset restructuring write-down per diluted share				0.03
Income tax expense of adjusting items per diluted share (3)				(0.04)
Adjusted net income per diluted share				$1.31

Net income				$191.7
Income tax expense (4)				62.5
Interest expense, net (4)				6.6
Pension benefit other than service (4)				(0.2)
Operating income (loss)	$205.0	$122.8	$(67.2)	260.6
Warranty charge (1)	—	5.6	—	5.6
Strategic reorganization and other charges (2)	1.0	0.7	7.1	8.8
Inventory and other asset restructuring write-down	4.1	—	—	4.1
Adjusted operating income (loss)	210.1	129.1	(60.1)	279.1
Pension benefit other than service (4)	—	—	0.2	0.2
Depreciation and amortization	26.6	20.2	0.1	46.9
Adjusted EBITDA	$236.7	$149.3	$(59.8)	$326.2

Adjusted operating margin	25.5%	21.3%		19.5%
Adjusted EBITDA margin	28.7%	24.7%		22.8%

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$219.3
Less capital expenditures	47.3
Free cash flow	$172.0

(1) Gross profit includes a charge of $5.6 million in connection with warranty obligations in the Water Management Solutions segment and $4.1 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois, in the Water Flow Solutions segment.

(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, severance, and non-cash asset impairment.
(3) The income tax expense of adjusting items reflects an effective tax rate of 24.6%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension benefit other than service to its segments.